Exhibit (10)(b)

POTLATCH CORPORATION

SEVERANCE PROGRAM FOR

EXECUTIVE EMPLOYEES

As Amended and Restated as of May 24, 2005

SECTION 1. ADOPTION AND PURPOSE OF PROGRAM.

The Potlatch Corporation Severance Program for Executive Employees (the “Program”) was adopted effective September 30, 1978, by Potlatch Corporation, a Delaware corporation (the “Company”), to provide a program of severance payments to certain employees of the Company and its designated subsidiaries. The Program was last amended and restated effective as of May 24, 2005, to read as set forth herein. The Program is an employee welfare benefit plan within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and section 2510.3-1 of the regulations issued thereunder. The plan administrator of the Program for purposes of ERISA is the Company.

SECTION 2. ELIGIBILITY AND DETERMINATION OF VESTING SERVICE.

All Principal Officers and appointed vice presidents of the Company and of any subsidiary of the Company that is designated to participate in the Program by the Executive Compensation and Personnel Policies Committee of the Board of Directors of the Company and such other employees of the Company or any such subsidiary who are designated by such Committee to participate in the Program shall be eligible to participate in the Program. The Company and such designated subsidiaries are referred to collectively in the Program as the “Participating Companies.” For purposes of the Program, “Principal Officers” shall include the chief executive officer, president, secretary, treasurer and controller and any elected vice-

president of a Participating Company. Those Principal Officers and other employees who participate in the program are referred to herein as “Eligible Employees.” As a condition to participation in the Program, each Eligible Employee shall agree in writing to become bound by its terms, including, without limitation, the provisions of Section 10.

For purposes of the Program, an Eligible Employee’s Years of Vesting Service shall be determined under the provisions of the Potlatch Corporation Salaried Employees’ Retirement Plan as in effect from time to time (the “Retirement Plan”).

SECTION 3. SEVERANCE BENEFITS.

(a) Basic Severance Benefits. Upon the occurrence of any of the events specified in Section 4(a), an Eligible Employee shall receive (in lieu of any other severance benefit payable under any other plan or program now or hereafter maintained by a Participating Company) Basic Severance Benefits under the Program as follows:

(i) A cash benefit equal to three (3) weeks of the Eligible Employee’s Base Compensation for each full Year of Vesting Service completed by such Eligible Employee;

(ii) If at the end of the number of weeks following termination of the Eligible Employee’s employment equal to three (3) times the number of full Years of Vesting Service completed by the Eligible Employee he or she has not obtained a position with another employer (despite reasonable, diligent and good faith efforts to do so) at a salary comparable to the Eligible Employee’s Base Compensation, a cash benefit equal to an additional week of Base Compensation for each full Year of Vesting Service completed by the Eligible Employee; provided, however, that such benefit shall not be payable if the Eligible Employee is not living on the last day of the period described herein;

(iii) In the event that a Participating Company terminates the employment of an Eligible Employee and does not give him or her one month’s advance notice, one month of the Eligible Employee’s Base Compensation in lieu of notice;

(iv) The Eligible Employee’s unused and accrued vacation pay, if any, determined as of the date when the Eligible Employee’s employment is terminated under the terms of the Participating Company’s basic vacation policy as in effect when the applicable event specified in Section 4(a) occurs (which, in the case of termination of employment pursuant to Section 4(a)(iv), shall be the date of the material change rather than the date the Eligible Employee resigns);

(v) Eligibility for an Award under the Company’s Management Performance Award Plan for the Award Year in which his or her employment terminates, determined under all the terms and conditions of such plan; and

(vi) Continued coverage as an employee during a period of weeks equal to three (3) (four (4), in the case of an Eligible Employee eligible for the benefit described in (ii) above) times the number of full Years of Vesting Service completed by the Eligible Employee, under the following employee benefit plans of the Company:

(A) Medical coverage in the amount, if any, that the Eligible Employee had in effect on the day preceding the date of his or her termination of employment;

(B) Dental coverage in the amount, if any, that the Eligible Employee had in effect on the day preceding the date of his or her termination of employment;

(C) Basic life insurance coverage in the amount, if any, that the Eligible Employee had in effect on the day preceding the date of his or her termination of employment; and

(D) Accidental death and dismemberment coverage (not including travel accident coverage) in the amount, if any, that the Eligible Employee had in effect on the day preceding the date of his or her termination of employment, except that continuation of any employee-paid coverage shall be at the Eligible Employee’s expense at standard group rates.

Notwithstanding any of the foregoing provisions of this Section 3(a)(vi):

(I) Any such continued coverage shall terminate when the Eligible Employee becomes covered by the life insurance, medical, dental or accidental death and dismemberment plan of another employer.

(II) In the event that after an Eligible Employee’s termination of employment with a Participating Company he or she is otherwise entitled to continued coverage under the Company’s basic life insurance, medical, dental and accidental death and dismemberment plans pursuant to any employee benefit plan or program of the Company (other than this Program), the total benefits paid for by the Participating Companies during the period described above shall not exceed the benefits to which the Eligible Employee is entitled under this Section 3(a)(vi).

(III) For purposes of this Section 3(a)(vi), the Company’s basic life insurance plan shall not include any group universal life insurance or travel accident insurance coverage provided through or by the Company to or on behalf of its employees or any accidental death and dismemberment insurance coverage provided by the Company to family members of its employees.

(IV) During the period of such continued coverage, the Eligible Employee shall not be eligible to participate in the Company’s disability income plan or as an employee in the Retirement Plan, the Salaried Employees’ Savings Plan, any qualified or nonqualified stock option or phantom stock plan of the Company or any employee benefit plan or program now or hereafter maintained by the Company or a Participating Company other than those plans listed in the first sentence of this Section 3(a)(vi).

Notwithstanding the foregoing provisions of this subsection (a), the sum of the amounts payable under (i), (ii) and (iii) above shall be not less than four (4) months of the Eligible Employee’s Base Compensation nor greater than one (1) year of the Eligible Employee’s Base Compensation and the period of continued coverage described in (vi) above shall be not less than four (4) months nor more than one (1) year from the termination of the Eligible Employee’s employment. The Executive Compensation and Personnel Policies Committee of the Board of Directors of the Company may, in its discretion, increase the benefit payable to any Eligible Employee without regard to the foregoing limitation.

(b) Change of Control Benefits. Upon the occurrence of any of the events specified in Section 4(b), an Eligible Employee shall receive (in lieu of any severance benefit payable under Section 3(a) or any other severance benefit payable under any other plan or program now or hereafter maintained by a Participating Company) Change of Control Benefits under the Program as follows:

(i) Within ten (10) business days following the effective date an Eligible Employee terminates, a lump sum cash benefit equal to the Eligible Employees’ annual Base Compensation plus his or her annual Base Compensation multiplied by his or her standard bonus percentage (as determined pursuant to the Management Performance Award Plan), determined as of the date of the Change of Control or the effective date the

Eligible Employee terminates, whichever produces the larger amount, multiplied by the appropriate factor from the following table:

Eligible Employee	Pay Multiple Factor
Chief Executive Officer	3.0

Chief Operating Officer	3.0

Other Eligible Employees	2.5

Notwithstanding the foregoing, if the Eligible Employee’s employment terminates on or after the date thirty (30) months prior to the Eligible Employee’s “normal retirement date,” as determined under the Retirement Plan, the applicable factor shall be a fraction, the numerator of which is the number of full months between the date the Eligible Employee’s employment terminates and such “normal retirement date” and the denominator of which is twelve (12). An Eligible Employee described in the preceding sentence shall be entitled to an additional benefit equal to the difference between the benefit payable to the Eligible Employee, if any, under the Retirement Plan and the Retirement Plan Supplemental Benefit provisions of the Salaried Employees’ Supplemental Benefit Plan (the “Supplemental Plan”), and such benefits that would have been payable, if any, under such Plans if the Eligible Employee had remained an Eligible Employee and continued to earn his or her Base Compensation until such “normal retirement date;” provided, however, that the present value (calculated using the assumed discount rate applied in projecting the Company’s pension benefit obligations for financial reporting purposes and the UP-84 mortality table) (the “Present Value”) of such additional benefit shall not exceed the difference between the lump sum benefit determined under the preceding sentence and the lump sum benefit determined using the otherwise applicable factor from the table above. Such additional benefit shall be paid at the same time and in the same form as any benefit payable to the Eligible Employee under the Supplemental Plan or, if no benefit is payable to the Eligible Employee under the Supplemental Plan, the Present Value of such additional benefit shall be paid in a lump sum at the same time as the Eligible Employee’s Change of Control Benefits are paid.

(ii) In the event that a Participating Company terminates the employment of an Eligible Employee and does not give him or her one month’s advance notice, one month of the Eligible Employee’s Base Compensation (determined as of the date of the Change of Control or the date the Eligible Employee’s employment terminates, whichever produces the larger amount) in lieu of notice;

(iii) A lump sum cash benefit equal to the Eligible Employee’s unused and accrued vacation pay, if any, under the terms of the Participating Company’s basic vacation policy. For this purpose, (I) an Eligible Employee’s Base Compensation and the terms of the basic vacation policy shall be determined as of the date when the Eligible Employee’s employment is terminated or as of the date of the Change of Control, whichever produces the larger amount and (II) accrued vacation pay shall be paid notwithstanding any minimum service requirement of the Participating Company’s basic vacation policy;

(iv) Eligibility for an Award under the Company’s Management Performance Award Plan for the Award Year in which his or her employment terminates determined under all the terms and conditions of such Plan;

(v) Continued coverage as an employee during the number of years equal to the applicable factor determined under (b)(i) above, subject to all of the conditions and limitations described in Section 3(a)(vi)(I) through (IV) above (determined without regard to the last paragraph of Section 3 (a)) under the following employee benefit plans of the Company;

(A) Medical coverage in the amount, if any, that the Eligible Employee had in effect on the day preceding the date of his or her termination of employment;

(B) Dental coverage in the amount, if any, that the Eligible Employee had in effect on the day preceding the date of his or her termination of employment;

(C) Basic life insurance coverage in the amount, if any, that the Eligible Employee had in effect on the day preceding the date of his or her termination of employment;

(D) Accidental death and dismemberment coverage (not including travel accident coverage) in the amount, if any, that the Eligible Employee had in effect on the day preceding the date of his or her termination of employment, except that continuation of any employee-paid coverage shall be at the Eligible Employee’s expense at standard group rates; and

(E) Temporary, long-term and permanent disability income coverage in the amount, if any, that the Eligible Employee had in effect on the day preceding the date of his or her termination of employment;

(vi) In the case of an Eligible Employee who has less than five (5) Years of Vesting Service on the date his or her employment terminates, a lump sum cash benefit equal to (A) the value of that portion of the Eligible Employee’s Company Stock Account in the Salaried Employees’ Savings Plan attributable to Company Contributions under such Plan made on the Eligible Employee’s behalf in a Plan Year which ended less than 24 months prior to the date the Eligible Employee’s employment with the Participating Companies terminates, plus (B) the unvested portion, if any, of the Eligible Employee’s Savings Plan Supplemental Benefit account under the Supplemental Plan. The value of those portions of the Eligible Employee’s Company Stock Account and the Savings Plan Supplemental Benefit account referred to in the preceding sentence shall be determined as of the date the Eligible Employee’s employment with the Participating Companies terminates; and

(vii) A lump sum cash benefit equal to the Present Value of the Eligible Employee’s Normal Retirement Benefit and Retirement Plan Supplemental Benefit determined under the Retirement Plan and the Supplemental Plan, respectively, if the Eligible Employee was not entitled to a Vested Benefit under the Retirement Plan as of the date the Eligible Employee’s employment with the Participating Companies terminates.

(c) Payment of Excise Taxes. If any payment or benefit to or for the benefit of the Eligible Employee in connection with a Change of Control is deemed an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”) subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay to the Eligible Employee an additional amount such that the total amount of all such payments and benefits (including payments made pursuant to this Section 3(c)) to the Eligible Employee shall equal the total amount of all such payments and benefits to which the Eligible Employee would have been entitled (but for this Section 3(c)) net of all applicable federal, state and local taxes except the excise tax. For purposes of this Section 3(c), the Eligible Employee shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year. The amount of the payment to the Eligible Employee shall be estimated by a third-party service provider selected by the Company as of the date of the event specified in Section 4(a) or, if earlier, as of the date of the Change of Control as determined pursuant to Section 4(b). Within thirty (30) business days following the effective date an Eligible Employee terminates, the estimated amount due the Eligible Employee pursuant to this Section 3(c) shall be paid to the Eligible Employee. In the event that the amount of the estimated payment is less than the amount actually due to the Eligible Employee under this Section 3(c), the amount of any such shortfall shall be paid to the Eligible Employee within ten (10) business days after the existence of the shortfall is discovered.

The Eligible Employee shall not be required to mitigate the amount of any payments provided under Section 3(b) and 3(c), nor shall any payment or benefit provided for in Section 3(b) and 3(c) be offset by any compensation earned by the Eligible Employee as the result of employment by another employer or by retirement benefits.

(d) Definition of “Base Compensation”. For purposes of the Program, “Base Compensation” shall mean the Eligible Employee’s base rate of pay as in effect at the time the Eligible Employee’s employment is terminated, or, if greater, the rate in effect at the time the material change described in Section 4(a)(iv) occurs or the time a Change of Control described in Section 4(b) occurs, if applicable. An Eligible Employee’s base rate of pay shall be determined without reduction for (i) any Deferred Contributions made by the Eligible Employee pursuant to the Potlatch Corporation Salaried Employees’ Savings Plan or (ii) any contributions made by the Eligible Employee pursuant to the Potlatch Corporation Custom Benefits Plan.

SECTION 4. CONDITIONS FOR PAYMENT OF SEVERANCE BENEFITS.

(a) Payment Of Basic Severance Benefits. Subject to the provisions of Section 4(c), an Eligible Employee will be eligible for the benefits specified in Section 3(a) upon the occurrence of any of the following events (except that an Eligible Employee who has satisfied the conditions of Section 4(b) will be eligible for the benefits specified in Section 3(b) rather than the benefits specified in Section 3(a)):

(i) Termination of the Eligible Employee’s employment by a Participating Company or by the Eligible Employee at the request of the Participating Company for any reason other than misconduct, subject to the limitations of Section 4(c)(ii). As used herein “misconduct” means that the Eligible Employee has engaged in unfair competition with a Participating Company or a subsidiary thereof, induced any customer of a Participating Company or subsidiary to breach any contract with a Participating Company or subsidiary, made any unauthorized disclosure of any of the secrets or confidential information of a Participating Company or subsidiary, committed an act of embezzlement, fraud or theft with respect to the property of a Participating Company or subsidiary, or engaged in conduct which is not in good faith and which directly results in material loss, damage or injury to the business, reputation or employees of a Participating Company or subsidiary; or

(ii) Termination of the Eligible Employee’s employer’s status as a Participating Company due to the sale to a third party or a spin-off of a designated subsidiary, subject to the limitations of Section 4(c)(ii); or

(iii) The Participating Company requires the Eligible Employee to relocate his or her principal place of work and the new principal place of work is fifty (50) or more miles further from the Eligible Employee’s primary residence than was his or her former principal place of work, and the Eligible Employee elects to resign rather than to relocate or

(iv) The Eligible Employee resigns from employment with a Participating Company within twenty-four (24) months following (A) a significant diminution of the Eligible Employee’s assigned job, as reflected in the Participating Company’s official position description, duties, responsibilities or privileges or (B) a any reduction in the Eligible Employee’s base salary, standard bonus opportunity or long term incentive opportunity or a fifteen percent or greater reduction in the Eligible Employee’s aggregate benefits or perquisites as compared to those of all other employees similarly situated, unless in each case the reduction is applicable to all salaried employees or all other employees similarly situated; provided, however, that this Section 4(a)(iv) shall apply to the resignation of an Eligible Employee only if the Eligible Employee or the Participating Company has notified the other party in writing within three (3) months following the occurrence of any such change that the party giving notice considers such change to be a material change encompassed by this Section 4(a)(iv). If the party receiving such notice does not agree that the change in question is a material change encompassed by this Section 4(a)(iv), it shall give written notice thereof to the party first giving notice hereunder within thirty (30) days after receiving notice and the matter shall be immediately referred to the Review Panel as provided in Section 9; provided, however, that, within thirty (30) days after receiving written notice that the other party does not agree that the change in question is covered by this Section 4(a)(iv), the Eligible Employee may request that the matter be submitted directly to arbitration as provided in

Section 10. If necessary, the twenty-four (24) month period specified above shall be extended to a date not later than thirty (30) days following (i) the announcement of the decision of the Review Panel or, if the matter is referred to arbitration within thirty (30) days following the announcement of the Review Panel’s decision, the announcement of the award of the arbitrator, or (ii) if the matter is referred directly to arbitration, the announcement of the award of the arbitrator. The Participating Company or the Eligible Employee may each give the notice described in this Section 4(a)(iv) only once while this Program is in effect. If one party has given notice and the twenty-four (24) month period specified above has commenced running, the other party may not give notice hereunder with respect to a change occurring during such twenty-four (24) month period. If an Eligible Employee gives notice pursuant to this Section 4(a)(iv) and the Company thereafter in good faith makes an adjustment in the Eligible Employee’s compensation, benefits, assigned job or duties, responsibilities, privileges or perquisites, the Eligible Employee and the Company may mutually agree in writing that the notice shall be null and void.

Notwithstanding the foregoing, no benefits shall be available under the Program (i) if the Eligible Employee’s employment with a Participating Company terminates because he or she is eligible for or receiving long-term or permanent disability benefits under the Company’s disability income plan as in effect on the date of onset of disability or (ii) if the Eligible Employee satisfies all of the following conditions:

(I) His or her employment with a Participating Company terminates on or after his or her “normal retirement date,” as determined under the Retirement Plan;

(II) For the two-year period immediately before retirement, he or she qualified as an Eligible Employee; and

(III) He or she is entitled to benefits under the Retirement Plan, Salaried Employees’ Savings Plan and Supplemental Plan which, when converted to a straight life annuity (and excluding any portion of the benefit under the Salaried Employees’ Savings Plan which represents contributions by the Eligible Employee), equals, in the aggregate, at least $44,000.

(b) Payment Of Change Of Control Benefits. An Eligible Employee will be eligible for the benefits specified in Section 3(b) if, within three (3) years following a Change of Control, the Eligible Employee’s employment terminates under the conditions described in Section 4(a)(i), (ii) or (iii) or a material change described in Section 4(a)(iv) occurs and the Eligible Employee thereafter resigns under the conditions described in Section 4(a)(iv); provided, that the Eligible Employee was employed by a Participating Company on the date preceding the Change of Control. For purposes of the Program, “Change of Control” shall mean:

(i) Upon consummation of a reorganization, merger or consolidation involving the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of Common Stock (the “Outstanding Common Stock”) and the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation either directly or through one or more subsidiaries), (B) no Person (as defined in Section 4(b)(iii) below) (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or such other corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(ii) On the date that individuals who, as of December 2, 1999 constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to December 2, 1999 whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of any Person other than the Board; or

(iii) Upon the acquisition after December 2, 1999 by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then Outstanding Common Stock or (B) the combined voting power of the Outstanding Voting Securities; provided, however, that the following acquisitions shall not be deemed to be covered by this Section 4(b)(iii): (x) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Corporation, (y) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or (z) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 3(b)(i); or

(iv) Upon the consummation of the sale of all or substantially all of the assets of the Corporation or approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(c) Limitations On Eligibility For Benefits.

(i) If an Eligible Employee is assigned from one to another Participating Company, his or her employment shall not be considered to be terminated under the provisions of the Program.

(ii) The provisions of Section 4(a)(i) and 4(a)(ii) to the contrary notwithstanding, no benefit will be payable hereunder due to termination of an Eligible Employee’s employment because of the sale to a third party or spin-off of a division (or other operating assets) of a Participating Company or to termination of the Eligible Employee’s employer’s status as a Participating Company upon the sale to a third party or spin-off of a designated subsidiary, if (A) (I) the Eligible Employee is employed by the purchaser of such division, assets, or subsidiary or such other spun-off entity or (II) such purchaser or spun-off entity is contractually obligated to offer the Eligible Employee the same or a better job and (B) such purchaser of spun-off entity is contractually obligated to maintain a plan which in all material respects is equivalent to the Program, providing for continuing coverage of the Eligible Employee for three (3) years following the sale or spin-off of such division, assets or subsidiary.

SECTION 5. FORM OF BENEFIT.

The benefits described in Sections 3(a)(i), (ii) and (iii) shall be paid in a lump sum or in monthly installments over a period not to exceed twelve (12) months from the date employment is terminated pursuant to Section 4, as determined by the Company. The benefit described in Section 3(a)(iv) shall be paid in a lump sum. The benefits described in Sections 3(b)(i), (ii), (iii), (vi) and (vii) shall be paid in a lump sum.

SECTION 6. EFFECT OF DEATH OF EMPLOYEE.

Should an Eligible Employee die after employment terminates but while participating in the Program and prior to the payment of the entire benefit due hereunder, the balance of the benefit payable under the Program (other than any benefit described in Section 3(a)(ii) if the Eligible Employee was not living on the last day of the period described therein or the proceeds of any life insurance or accidental death insurance, which shall be paid to the beneficiary determined pursuant to the terms of the applicable insurance policy) shall be paid in a lump sum to the estate of the Eligible Employee. Continued medical and dental coverage as provided in Section 3(a)(vi) and Section 3(b)(v), as applicable, shall be available to the Eligible Employee’s surviving spouse only if and to the extent that such coverage would have been available to such surviving spouse if the Eligible Employee had died as an active salaried employee of a Participating Company. Such coverage shall be determined under the terms of the applicable plan as in effect on the earlier of (i) the date the Eligible Employee’s employment terminated or (ii) the date of the Change of Control or the material change described in Section 4(a)(iv), if applicable.

SECTION 7. AMENDMENT AND TERMINATION.

The Board of Directors of the Company reserves the right to amend or terminate the Program at any time and to increase or decrease the amount of any benefit provided under the Program; provided, however, that any individual who has qualified as an Eligible Employee may become entitled to any Change of Control Benefit under Section 3(b), the Program cannot be terminated or amended to reduce any benefit provided under Section 3(b) or make any condition pertaining to qualification for the Change of Control Benefit under Section 3(b) materially more restrictive. Once an individual has qualified as an Eligible Employee, the Program may not be amended to cause such individual to cease to qualify as an Eligible Employee for purposes of determining that individual’s eligibility for the Change of Control Benefit under Section 3(b). Notwithstanding any other provision of the Program, following a Change of Control this Section 7 may not be amended for a period of three (3) years.

SECTION 8. CLAIMS PROCEDURE.

(a) Claims. All applications for benefits and all inquiries concerning claims under the program shall be submitted to the Company addressed as follows: “Potlatch Corporation, Plan Administrator under the Potlatch Corporation Severance Program for Executive Employees, 601 West Riverside Avenue, Suite 1100, Spokane, Washington 99201.”

(b) Denial Of Claims. In the event that any application for benefits under the Program is denied in whole or in part, the Company shall notify the applicant in writing of such denial and shall advise the applicant of the right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the applicant, specific reasons for such denial, specific references to the provisions of the Program on which such denial is based, a description of any information or material necessary for the applicant to perfect his or her application, an explanation of why such material is necessary and an explanation of the Program’s review procedure and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 9. Such written notice shall be given to the applicant within ninety (90) days after the Company receives the application, unless special circumstances require an extension of time up to an additional ninety (90) days for processing the application. If such an extension of time for processing is required, written notice of the extension shall be furnished to the applicant prior to the termination of the initial ninety (90) day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Company expects to render its decision on the application for benefits.

SECTION 9. REVIEW PROCEDURE.

(a) Appointment Of Review Panel. The Company shall appoint a Review Panel which shall consist of three (3) or more individuals who may (but need not) be employees of the Company; provided, however, that at all times following a Change of Control the Review Panel shall consist of at least three current (as of the effective date of the Change of Control) or former Company officers and directors. The Review Panel shall be the named fiduciary which shall have authority to act with respect to appeals from denials of benefits under the Program.

(b) Right To Appeal. Any person whose application for benefits is denied (or is deemed denied) in whole or in part (or such person’s authorized representative) may appeal from the denial by submitting to the Review Panel a written request for review of the application within sixty (60) days after receiving written notice from the Company of the denial. The Company shall give the applicant (or the applicant’s representative) an opportunity to review pertinent documents in preparing such request for review.

(c) Form Of Request For Review. The request for review must be in writing and shall be addressed as follows: “Review Panel under the Potlatch Corporation Severance Program for Executive Employees, 601 West Riverside Avenue, Suite 1100, Spokane, Washington 99201.” The request for review shall set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters which the applicant deems pertinent. The Review Panel may require the applicant to submit such additional facts, documents or other material as the Review Panel may deem necessary or appropriate in making its review.

(d) Time For Review Panel Action. The Review Panel shall act upon each request for review within sixty (60) days after receipt thereof unless special circumstances require an extension of time of up to an additional sixty (60) days for processing the request for review. If such an extension of time for review is required, written notice of the extension shall be furnished to the applicant prior to the end of the initial sixty (60) day period.

(e) Review Panel Decision. Within the time prescribed in Section 9(d), the Review Panel shall give written notice of its decision to the applicant and to the Company. In the event the Review Panel confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the applicant, the specific reasons for such denial, specific references to the provisions of the Program on which the decision was based, a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim, and a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA. In the event that the Review Panel determines that the application for benefits should not have been denied in whole or in part, the Company shall take appropriate remedial action as soon as reasonably practicable after receiving notice of the Review Panel’s decision.

(f) Section 4(a)(iv) Dispute. In the event that a dispute involving the application or interpretation of Section 4(a)(iv) is referred to the Review Panel as provided therein, the Review Panel shall treat such dispute as an appeal from the denial of a claim for benefits under this Program that is subject to all of the terms and conditions of this Section 9.

(g) Rules And Procedures. The Review Panel shall establish such rules and procedures, consistent with the Program and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under this Section 9. The Review Panel may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits in whole or in part to do so at the applicant’s own expense.

(h) Exhaustion of Remedies. No legal action for benefits under the Program may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described in Section 8, (ii) has been notified by the Company that the application is denied, (iii) has filed a written request for review of the application in accordance with the appeal procedures described in Section 9, and (iv) has been notified that the Review Panel has denied the appeal. Notwithstanding the foregoing, if the Company or the Review Panel does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in Sections 8 and 9, the Eligible Employee may bring legal action for benefits under the Program pursuant to section 502(a) of ERISA.

SECTION 10. RESOLUTION OF DISPUTES INVOLVING SECTION 4.

(a) Arbitration Of Section 4 Dispute. Any dispute, controversy or question arising under Section 4 which is not resolved by the decision of the Review Panel (or which the Eligible Employee requests be submitted directly to arbitration as provided herein) shall be referred for decision by an arbitrator selected by the parties. The proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such an Arbitrator within thirty (30) days after either party has given the other party written notice of its desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for the appointment of an arbitrator or, if such Association is not then in existence or does not desire to act in the matter, either party may apply to the Presiding Judge of the Superior Court of the City and County of Spokane, State of Washington, for the appointment of an arbitrator to hear the parties and settle the dispute, controversy or question, and such Judge is authorized to make such appointment pursuant to the Program. The arbitration shall take place at the location mutually agreed to by the parties or, if the parties are unable to agree upon the location, at the location designated by the Arbitrator. The compensation and expenses of the Arbitrator shall be borne by the Company, unless the Arbitrator determines that an Eligible Employee acted willfully and maliciously in connection with his or her claim for benefits under the Program, in which case the Arbitrator shall direct the Eligible Employee to pay all or a portion of the compensation and expenses of the Arbitrator.

(b) Arbitration Exclusive Remedy. Arbitration shall be the exclusive remedy for the settlement of disputes involving the application or interpretation of Section 4. The decision of the Arbitrator shall be final, conclusive and binding on all interested persons and no action at law or in equity involving the application or interpretation of Section 4 shall be instituted other than to enforce the award of the Arbitrator.

SECTION 11. BASIS OF PAYMENTS TO AND FROM PROGRAM.

All benefits under the Program shall be paid by the Company. The Program shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company. Nothing contained in the Program shall be deemed to create a trust of any kind for the benefit of Eligible Employees, or create any fiduciary relationship between the Company and the Eligible Employees with respect to any assets of the Company. The Company is under no obligation to fund the benefits provided herein prior to payment, although it may do so if it chooses. Any assets which the Company chooses to use for advance funding shall not cause the Program to be a funded plan within the meaning of ERISA.

SECTION 12. NO EMPLOYMENT RIGHTS.

Nothing in the Program shall be deemed to give any individual the right to remain in the employ of a Participating Company or a subsidiary or to limit in any way the right of a Participating Company or a subsidiary to terminate an individual’s employment, which right is hereby reserved.

SECTION 13. NON-ALIENATION OF BENEFITS.

No benefit payable under the Program shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

SECTION 14. SUCCESSORS AND ASSIGNS.

The Program shall be binding on the Company, its successors and assigns, and any parent corporation of the Company’s successors or assigns. Notwithstanding that the Program may be binding upon a successor or assign by operation of law, the Company shall require any successor or assign to expressly assume and agree to be bound by the Program in the same manner and to the same extent that the Company would be if no succession or assignment had taken place.

SECTION 15. NOTICES.

All notices pertaining to the Program shall be in writing and shall be deemed given if delivered by hand or mailed with postage prepaid and addressed, in the case of the Company to the address set forth in Section 8(a), attention of its Secretary, and the case of the Eligible Employee to his or her last known address as reflected in the records of the Company.

24